AMENDMENT #1 TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment is made as of the 21st day of August, 2009 by and between Wilshire Associates Incorporated, a corporation organized under the laws of the State of California (“Adviser”), and Acadian Asset Management LLC (formerly Acadian Asset Management, Inc.), a registered investment adviser (“Sub-Adviser”).

WHEREAS, Adviser is the investment adviser of Wilshire Mutual Funds, Inc. (the “Fund”), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended consisting of six separate series of portfolios (collectively, the “Fund Portfolios”);

WHEREAS Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement (the “Original Agreement”) as of September 20, 2007 under which Adviser retained Sub-Adviser to furnish investment advisory services for the Wilshire Large Company Value Fund;

WHEREAS the Adviser and the Sub-Adviser wish to amend certain of the terms of the Original Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           The last paragraph of Section 2 is deleted and replaced with the following:  Adviser hereby directs Sub-Adviser, and grants Sub-Adviser the authority, to file proof of claim forms in connection with all securities class action litigation or related proceedings for the Portfolio Segment based upon the Adviser’s records, provided, however that Sub-Adviser shall not, and shall not have the authority to, (i) agree on behalf of the Portfolio Segment or the Fund to serve as lead plaintiff in any class action or related litigation, or (ii) agree on behalf of the Portfolio Segment or the Fund to engage in any litigation other than class action litigation and related proceedings. The Sub-Adviser shall not be required to undertake a case-by-case analysis of the advisability of participating in any particular class action litigation.  Adviser will instruct the Fund’s custodian to forward all proof of claim forms applicable to the Portfolio Segment and related materials to the Sub-Adviser upon receipt.  Sub-Adviser shall request such materials from the Fund’s custodian in the event Sub-Adviser is aware of a class action affecting the Portfolio Segment and has not received relevant materials from the Fund’s custodian.  In such circumstances Sub-Adviser shall not be liable for failure to file such forms in the event appropriate materials are not received by the Sub-Adviser in a timely manner.  The Adviser, on behalf of itself and the Wilshire Large Company Value Fund, acknowledges that the filing of proof of claim forms is expected to result in the waiver by the Wilshire Large Company Value Fund of any rights of action the Fund may otherwise have with respect to the security(ies) subject to the class action and consents to such waiver.  The Adviser, on behalf of itself and the Wilshire Large Company Value Fund, hereby grant to the Sub-Adviser a limited power of attorney pursuant to which the Sub-Adviser may file proofs of claim on behalf of the Wilshire Large Company Value Fund as contemplated hereby.  By undertaking the duties set forth in this paragraph, the Sub-Adviser is not agreeing to provide legal services, and the Sub-Adviser in its discretion may revert to the Adviser for determination of any matter regarding class action litigation or related proceedings that the Sub-Adviser determines was not contemplated by this Agreement.  Sub-Adviser shall not be required to monitor class actions proceedings on behalf of the Wilshire Large Company Value Fund.

2.           Except to the extent expressly amended by the terms of this Amendment, all terms and conditions of the Original Agreement and all other instruments and agreements executed thereunder remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Amendment, all as of the date first written above.

WILSHIRE ASSOCIATES INCORPORATED By: Name: Title:
ACADIAN ASSET MANAGEMENT LLC By: Name: Title:

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